Exhibit 99.1

                ALBANY INTERNATIONAL ANNOUNCES MANAGEMENT CHANGE

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      Albany, New York, August 27, 2007 - Albany International Corp. (NYSE:AIN)
today announced that the Company has been informed by John C. Standish of his intention to resign his position as Senior Vice President-Manufacturing, Americas Business Corridor, effective January 31, 2008, in order to focus on his duties as an Albany International Director and his new role as Chairman of the J.S. Standish Company. The J.S. Standish Company is a corporation which controls approximately 3.03% of the outstanding Class A Common Stock of Albany International. J. Spencer Standish, Chairman Emeritus of Albany International, holds the power to elect all of the directors of the J.S. Standish Company. In addition to John Standish, current Albany International directors Christine L. Standish and Thomas R. Beecher, Jr. are also directors of the J.S. Standish Company.

      Mr. Standish is announcing his intent well in advance of his departure date in order to ensure a seamless transition.

      Albany International is the world's largest producer of custom-designed paper machine fabrics and process belts that are essential to the manufacture of paper and paperboard. In its family of businesses, Albany applies its core competencies in advanced textiles and materials to other industries. Founded in 1895, the Company is headquartered in Albany, New York, with plants strategically located to serve its global customers. Additional information about the Company and its businesses and products is available at www.albint.com.